EXHIBIT 10.1

Factoring Agreement

Administration and financing of the Supplier's invoice claims on Danish and foreign debtors.

Agreement No.:    F-2396

The present Factoring Agreement has been entered into on this day between

AL Finans A/S and

Destron Fearing A/S
Stamholmen 193, D2
2650  Hvidovre

CVR-nr.:                 19189597

(in the following referred to as the Supplier)

AL Finans undertakes to administer the invoice claims on debtors assumed and to submit regular statements of amounts received to the Supplier on the terms stipulated below and overleaf in the present Agreement.

AL Finans offers to finance the Supplier's credit sales within the agreed ceiling against the assumption of all invoice claims on debtors in Denmark and abroad.

Loans will only be granted once AL Finans has reviewed the Supplier's debtor lists and approved the debtors in question on the basis of bank or credit information. It is a condition that goods or services have been delivered and that they have not given rise to any complaints. Invoicing in advance is not allowed, neither fully nor partly.

AL Finans reserves the right to demand documentation for this.

Factoring	Edithsvej 2A	Tel. 43 24 49 90	factoring@al-finans.dk	CVR 31 43 34 28	Mon. – Thur.
AL Finans A/S	Postboks 352	Fax 43 43 01 60	www.alfinans.dk	Bank account:	9:00 am – 4:00 pm
	2600 Glostrup Denmark		www.prismatch.dk	5301-0000931482	Fri. 9:30 am – 4:00 pm

General Provisions of the Factoring Agreement

I. The Supplier's obligations.

1. Invoices must be adequately itemised and contain accurate information on the identity of the debtors in the form of the correct personal or company name. In addition, the type and delivery date of the goods or services delivered as well as other information of relevance to the assessment of the invoice must be stated.

Invoices must concern/arise out of the Supplier's normal business.

Furthermore, it is a condition that the sale has not been effected on a commission or consignment basis, that no right of return, right of exchange or the like has been agreed, that the invoice claim is not part of a larger correlated order or a contract, and that there are no agreements between the Supplier and the debtor that have not been indicated on the invoice and that may affect the debtor's liability to pay, such as bonus schemes. The invoice claim must cover a final business sale and not be related to sales between a parent company and a subsidiary, between spouses or close relatives or sales to private persons.

2. AL Finans will only pay an advance on invoices with a credit period not exceeding 90 days.  For invoices with a longer credit period, payment of an advance will be subject to AL Finans' approval from case-to-case.

AL Finans will not pay an advance on invoices that were prepared more than 30 days before the date when AL Finans was provided with the invoice for borrowing.

3. AL Finans is entitled to refuse to pay an advance on invoice claims if the Supplier's total invoice claims in respect of one debtor exceed 25 per cent of all invoices transferred.

AL Finans will only provide loans against invoice claims of up to 60 days after the due date of the invoice claim.

4. All the Supplier's outstanding invoices relating to credit sales to debtors in Denmark and abroad must be transferred as security, regardless of whether loans are granted in the individual cases or not. AL Finans and the Supplier may separately agree that invoice claims on certain named debtors will not be covered by the Supplier's duty to transfer all invoices.

However, once the Supplier has transferred claims to AL Finans relating to a debtor, the Supplier is obliged to transfer all claims relating to such debtor.

5. The Supplier guarantees as a guarantor assuming primary liability for the debtors' payment and for the continued existence of the claim. AL Finans reserves the right to have recourse against the Supplier for any losses sustained on the invoice claims assumed, including interest and costs of any kind.

6. The Supplier is obliged to notify AL Finans immediately of any dispute with a debtor regarding an invoice claim, including complaints of the goods or services sold, payment terms, set-off terms etc.

7. The Supplier's waiver of any part of an invoice claim or granting of an extension of the time for payment is subject to AL Finans' consent from case to case.

8. Furthermore, the Supplier is not entitled to claim or receive payment or other satisfaction of invoices transferred to AL Finans. The Supplier is obliged to forward amounts inadvertently paid to the Supplier by the debtors immediately. The present Agreement authorises AL Finans to endorse any bills or cheques made out to the Supplier and received from debtors. AL Finans is obliged to only exercise such authority to endorse bills and cheques that serve as payment of invoices transferred to AL Finans.

The Supplier must inform AL Finans of any set-off effected by the debtors without undue delay. In the event that such set-off is effected, or if the debtor otherwise deducts a discount or another amount to AL Finans or has any complaints, AL Finans is entitled to demand that such amount be paid by the Supplier or to debit the amount from the Supplier's finance account or cover-for-liabilities account.

The present Agreement authorises AL Finans to pay out any credit balances on the debtors' accounts.

II. Transfer of invoice claims.

9. All invoice claims are transferred to AL Finans as security for the full and complete payment of any amounts payable to AL Finans by the Supplier now or in future, regardless of the reason for such due amounts, including claims relating to lease agreements and car loans as well as claims relating to claims from the Supplier's customers transferred to AL Finans.

10. The original version and all copies of invoices must contain the following endorsement on the transfer:

Our claim according to the present invoice has been transferred to AL Finans A/S.

DELIVERY HAS BEEN MADE

Payment with effect of discharge

can thus only be made to:

AL Finans A/S, Edithsvej 2A,

PO Box 352, 2600 Glostrup, Denmark

Bank account no. 5301-0000931482

Please indicate supplier and invoice number upon payment. Please notify AL Finans A/S immediately of any discrepancies on tel. +45 43 24 49 90 or on  fax. +45 43 43 01 60.

This endorsement must be written in a language understood by the debtor.

Submission of the endorsed invoice to the debtor will serve as denunciation. With the invoice claim, AL Finans will irrevocably obtain the right to goods delivered which the debtor must return due to complaints or for other reasons.

11. The Supplier must hand over all documents, duly assigned and stamped, together with the invoice claim.

III. Settlement, bookkeeping etc.

12. Upon receipt of the invoice claims, AL Finans will settle the loan amount calculated. The loan amount is calculated as a percentage of the total outstanding claims less:

a.	- invoices subject to complaints - invoices not containing credit information or risk hedging

- invoices subject to debt recovery proceedings

- distressed invoices pursuant to the Agreement

b.	- the agreed handling commission covering AL Finans' administration

c.	- any commitment fee, stamps or similar duties and fees, as agreed.

It may further be agreed that a specified percentage of each of the amounts paid by the debtors is deposited in a cover-for-liabilities account.

Such account will provide AL Finans with security for all amounts payable by the Supplier to AL Finans now or in future.

13. AL Finans undertakes to carry out the debtor bookkeeping for the Supplier and to press for payment of amounts due according to agreement. An extract from AL Finans' books will always serve as valid proof of the amount of the Supplier's debt to AL Finans.

14. AL Finans is at all times entitled to set-off debit balances on the finance account against credit balances on cover-for-liabilities accounts.

15. AL Finans is obliged to record invoices received and payments from debtors immediately following receipt thereof and to submit regular statements thereof.

16. AL Finans is entitled to reverse dunning charges and default interest that have been charged but not paid, when the principal claim (the invoice) has been paid and more than six months have passed since the first dunning charge or default interest was charged.

17. The cover-for-liabilities account or other accounts may not be provided as security to third parties without the written consent of AL Finans.

IV. Other terms.

18. The Supplier is obliged to submit an audited copy of its annual report without delay and no later than six months after the end of each financial year and further to keep AL Finans informed of the company's development.

If the Agreement has been guaranteed by a third party, the annual report of the third-party guarantor must also be submitted to AL Finans.

19. The Supplier's right to receive an advance and obtain a loan on invoice claims may be terminated by AL Finans without notice in the event of breach of the present Agreement, or if the Supplier is declared bankrupt, suspends its payments, enters into liquidation, is made subject to a composition, an arrangement or reconstruction, or if execution or attachment is made, or if the Supplier changes its address and fails to notify AL Finans thereof in writing within 14 days, or if any amounts payable under the present Agreement are not paid promptly when due, or if AL Finans considers the value of the security furnished to be depreciated and the Supplier fails to furnish other additional security which AL Finans considers to be satisfactory.

20. The present Agreement will remain in force until further notice.

The Agreement may be terminated by the Supplier at any time and without notice, while AL Finans may terminate the Agreement by giving one month's notice to expire on the first day of a month. If the Agreement is thus terminated, the amounts due to AL Finans in respect of loans granted, interest charged, commission etc. will become payable immediately, unless otherwise agreed between AL Finans and the Supplier. In the event of the Supplier's breach, AL Finans is entitled to terminate the Agreement without notice. In the event that the Supplier's creditors levy execution on claims transferred by the Supplier to AL Finans or in any cover-for-liabilities account, this will be considered breach of the present Agreement.

During the period of notice, AL Finans is entitled to increase the agreed percentage freezing and, in the circumstances, to refrain from settling, if AL Finans considers the expected result to be doubtful.

21. AL Finans is not liable for damage caused by statutory rules and regulations, measures taken by the authorities or the like, current or impending war, riots, civil unrest, natural disasters, strike, lockout and boycott, regardless of whether AL Finans is a party to the conflict or whether it only affects parts of AL Finans' functions.

V. Special provisions.

22. Interest, commission and fees etc.

Interest and credit fees at the rates fixed by AL Finans from time to time are calculated in arrears and charged to the account each quarter and monthly. Interest will be charged on the balance in the finance account from time to time on the basis of the overnight interest rate principle. Interest, commission and fees are charged at the rates fixed by AL Finans from time to time. The Supplier is obliged to pay overdraft interest, commission or default interest fixed by AL Finans in the event that the account is overdrawn.

In addition, AL Finans is entitled to demand payment from the Supplier of:

-	all costs incidental to the furnishing of the loan and any stipulated amounts such as taxes and duties, including stamp duties;

-	costs incidental to any default on the loan, including a fee fixed by AL Finans for the ;submission of reminders, legal counsel etc.;

-	costs incidental to the processing of statutory inquiries from public authorities, including a fee fixed by AL Finans for the retrieval of statements and vouchers;

-	bank and credit information for the assessment of debtors.

23. Loans will not be granted on invoice claims on companies that also supply goods and services to the Supplier.

In addition, AL Finans must be informed separately if any such invoice claims are transferred.

24. AL Finans is entitled to change the interest rates, commission and fees stated at all times.

Commission, stamps and fees are subject to VAT pursuant to the rules applicable from time to time.

25. AL Finans is entitled to terminate the Agreement without notice in the following situations:

a.	If the client is a single proprietorship or a partnership and the personally liable owner(s) die(s).

b.	If the client is a public or private limited company and a controlling interest in the share capital is assigned.

c.	If the client disposes of significant parts of its business, or if the client's capital base is substantially reduced during the term of the Agreement.

26. Any fee that isn't stated as a percentual rate, will be adjusted once a year according to the net price index. The adjustment is based on the index per 31rd December and will be valid from the following 1st April. The first adjustment will be based on the index per 31rd December this year and will be valid from 1st April 2011. This stipulation also includes the yearly minimum for handling commission, disregarding whether the handling commission was stated as a percentual rate or a fixed amount.

27. This agreement is subject to and shall be interpreted in accordance with Danish law without reference to the Danish conflict of law rules.

Any dispute which may arise out of or in connection with this agreement, including disputes with respect to the existence or validity hereof, shall be referred to the resolution by the ordinary Danish courts.

Factoring	Edithsvej 2A	Tel. 43 24 49 90	factoring@al-finans.dk	CVR 31 43 34 28	Mon. – Thur.
AL Finans A/S	Postboks 352	Fax 43 43 01 60	www.alfinans.dk	Bank account:	9:00 am – 4:00 pm
	2600 Glostrup Denmark		www.prismatch.dk	5301-0000931482	Fri. 9:30 am – 4:00 pm

Terms agreed:

Credit limit:
Borrowing percentage:
Interest debit:
Interest credit:
Opening fee:
Handling commission:

Minimum commission:
Reminder:
Statement of account:
Bank or credit information:

Letter of Intent:

 DKK 6,000,000.- split into 3 accounts for DKK, EUR, and USD
 80 % of the invoice amount, incl. VAT
 Cibor 3 months./BOR + 4,75 % p.a.
 Cibor 3 months./BOR – 0,75 % p.a.
 DKK 0.-. Was paid on earlier proclaimed rejunctions.
 Factoring commission 0,15 % of the trading incl. VAT, however minimum DKK 40.- each document.
 DKK 36,000.- + VAT p.a.
 DKK 0.-
 DKK 0.-
 The fee charged by AL Finans plus DKK 50.- + VAT; however, min. DKK 300.- per piece of information.
 Digital Angel Corporation, St. Paul , Minnesota
 490 Villuame Ave, South St Paul, MN 55075-2443, USA

 (Cibor 3 months  = Copenhagen Interbank Offered Rate (CIBOR) 3 months)
 (BOR = Libor or Eurobor 1 month)

Glostrup,	Hvidovre,
_______________________________________ for AL Finans A/S	________________________________________ for Destron Fearing A/S

In witness of the authenticity of the signatures, the correctness of the date and the legal capacity of the undersigned parties:
_______________________________________ Name and signature	________________________________________ Name and signature
_______________________________________ Occupation	________________________________________ Occupation
_______________________________________ Address City	________________________________________ Address City

Factoring	Edithsvej 2A	Tel. 43 24 49 90	factoring@al-finans.dk	CVR 31 43 34 28	Mon. – Thur.
AL Finans A/S	Postboks 352	Fax 43 43 01 60	www.alfinans.dk	Bank account:	9:00 am – 4:00 pm
	2600 Glostrup Denmark		www.prismatch.dk	5301-0000931482	Fri. 9:30 am – 4:00 pm